FOR IMMEDIATE RELEASE

OPTIMIZERX CORPORATION ANNOUNCES SAMPLEMD™ OPERATIONAL UPDATE

Rochester, MI. January 24, 2011 . Today Optimizerx Corporation, the parent to SampleMD™, announced initial launch results for their SampleMD solution, which was launched in mid-October 2010. The Company announced the following events have occurred and are steps towards continued improvements in potential fiscal performance in the future.

•	SampleMD’s technology is now available to over 40,000 physicians within their Electronic Medical Records or ePrescribing systems.

•	To date, 5378 physicians have used SampleMD’s technology.

•	SampleMD currently promotes 24 vouchers and co-pay coupon offers and currently the Company expects this figure to continue to grow rapidly as marketing for the system has expanded.

•	Over 8,000 vouchers and co-pay coupons have been promoted and distributed through SampleMD within the last 60 days. Recent distribution of coupons is exceeding 300 per day.

•	SampleMD has recently trained the sales staff of their strategic equity partner Physicians Interactive Holdings, LLC to market and position within its client base the SampleMD solution.

•	Physicians Interactive, Inc. invested $1,000,000 in the Company in October 2010.

•	The Company received $1.4 million in purchase orders from pharmaceutical manufacturers within the last 60 days to promote pharmaceutical savings and support.

•	The Company has already recognized revenue from voucher redemptions received from the SampleMD solution as the Company’s staff continues to refine and improve the system.

•	The Company is moving towards pricing its promotions on a cost per print or electronic send to pharmacy.

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The Company is piloting the system on a regionalized basis with a limited offering via Allscripts Healthcare Solutions, Inc. (NASDAQ:MDRX) “eprescribe” application. The Company is cautiously optimistic, but there is network or information technology work and further integration to be done to optimize the Allscripts’ system as a partner for distribution to its one hundred thousand users.

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The Company is also pursuing similar electronic record management or enterprise software companies who may provide substantial leverage to market SampleMD solution to an even  larger base of front line care providers.

“We are excited to offer these physicians our integrated electronic platform to more efficiently review and distribute available savings and support to help more patients start and stay on their prescribed medications," said David Lester CEO of OPTIMIZERx Corporation

Mr. Lester also added “And we are certainly pleased with the initial results of SampleMD™’s launch. Pharmaceutical company executives have listed access to physicians as their number one concern. We believe SampleMD’s integrated technology will offer them a powerful, growing marketing channel to offset their declining sales force reach.”

About SampleMD: SampleMD™ (www.samplemd.com ) is a revolutionary downloadable virtual "Patient Support Center" that allows doctors and staff to review and distribute a universe of sample vouchers, prescription co-pay coupons and product information directly from their desktops.  Doctors and healthcare providers utilize the SampleMD application from their computer desktops or within their EMR and/or e-Prescribe systems to search, print or electronically dispense drug samples and prescription co-pay coupons through a national network of pharmacies. SampleMD™ eliminates the need for physicians to manage and store physical drug samples by offering a more convenient and efficient way to allocate, administer and track samples and prescription co-pay savings provided to their patients.  Doctors can also review a branded drug's formulary status within the patients' insurance plan to determine at what level the product is paid/reimbursed. With an integrated automated communications capability, SampleMD™ will also provide on-going patient support and delivery of monthly prescription co-pay savings to promote continued drug compliance for chronic conditions such as diabetes, cholesterol, heart disease and asthma.

About OPTIMIZERx Corporation

OPTIMIZERx provides unique platforms to help patients better afford and comply with their medicines and healthcare products, while offering pharmaceutical and healthcare companies effective ways to expand patient awareness, access and adherence to their brands. The Company's patient support website, www.OPTIMIZERx.com, and its permanent subscriber base, continue to grow each month and is quickly becoming the preferred way to access branded prescription savings and support programs. Additionally, OPTIMIZERx has launched SampleMD (www.samplemd.com) within leading health systems and organizations to better integrate available patient support within doctors and staff's workflow. The company has also developed OFFERx™ and ADHERxE™ to allow a more streamlined an effective way to create, promote and test new trial or prescription co-pay programs on behalf of brand-name pharmaceuticals and health care products.

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Company contact:

Dave Lester, CEO,  Optimizerx Corporation Inc.
248-651-6568
dlester@samplemd.com

Investor Relations:
Craig T. Stewart, North Coast Advisor’s Inc.
585-218-7371
cstewart@ncainc.com